Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

5 Year Buffered Autocallable Securities Linked to the S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker: "SPXI4EV6")
Pricing date:	May 29, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Maturity date:	June 3, 2031
Automatic early redemption:	If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the premium threshold value, the securities will be automatically redeemed for an amount equal to the principal plus the applicable premium
Premium:	18.50% per annum
CUSIP / ISIN:	17332V2P8 / US17332V2P87
Final buffer value:	85% of the initial underlying value
Premium threshold value:	90% of the initial underlying value
Buffer percentage:	15%
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):	• If the final underlying value is **greater than or equal to** the premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is **less than** the premium threshold value but **greater than or equal to** the final buffer value: $1,000 • If the final underlying value is **less than** the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated May 1, 2026

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date

Valuation Date on Which the Closing Value of Underlying Equals or Exceeds Premium Threshold Value	Premium	Hypothetical Redemption
June 1, 2027	18.5000%	$1,185.000
June 29, 2027	20.0417%	$1,200.417
July 29, 2027	21.5833%	$1,215.833
August 30, 2027	23.1250%	$1,231.250
September 29, 2027	24.6667%	$1,246.667
October 29, 2027	26.2083%	$1,262.083
November 29, 2027	27.7500%	$1,277.500
December 29, 2027	29.2917%	$1,292.917
January 31, 2028	30.8333%	$1,308.333
February 29, 2028	32.3750%	$1,323.750
March 29, 2028	33.9167%	$1,339.167
May 1, 2028	35.4583%	$1,354.583
May 30, 2028	37.0000%	$1,370.000
June 29, 2028	38.5417%	$1,385.417
July 31, 2028	40.0833%	$1,400.833
August 29, 2028	41.6250%	$1,416.250
September 29, 2028	43.1667%	$1,431.667
October 30, 2028	44.7083%	$1,447.083
November 29, 2028	46.2500%	$1,462.500
December 29, 2028	47.7917%	$1,477.917
January 29, 2029	49.3333%	$1,493.333
February 28, 2029	50.8750%	$1,508.750
March 29, 2029	52.4167%	$1,524.167
April 30, 2029	53.9583%	$1,539.583
May 29, 2029	55.5000%	$1,555.000
June 29, 2029	57.0417%	$1,570.417
July 30, 2029	58.5833%	$1,585.833
August 29, 2029	60.1250%	$1,601.250
October 1, 2029	61.6667%	$1,616.667
October 29, 2029	63.2083%	$1,632.083
November 29, 2029	64.7500%	$1,647.500

Valuation Date on Which the Closing Value of Underlying Equals or Exceeds Premium Threshold Value	Premium	Hypothetical Redemption
December 31, 2029	66.2917%	$1,662.917
January 29, 2030	67.8333%	$1,678.333
February 28, 2030	69.3750%	$1,693.750
March 29, 2030	70.9167%	$1,709.167
April 29, 2030	72.4583%	$1,724.583
May 29, 2030	74.0000%	$1,740.000
July 1, 2030	75.5417%	$1,755.417
July 29, 2030	77.0833%	$1,770.833
August 29, 2030	78.6250%	$1,786.250
September 30, 2030	80.1667%	$1,801.667
October 29, 2030	81.7083%	$1,817.083
November 29, 2030	83.2500%	$1,832.500
December 30, 2030	84.7917%	$1,847.917
January 29, 2031	86.3333%	$1,863.333
February 28, 2031	87.8750%	$1,878.750
March 31, 2031	89.4167%	$1,894.167
April 29, 2031	90.9583%	$1,909.583

If the closing value of the underlying is not greater than or equal to the premium threshold value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity Hypothetical Underlying Return on Final Valuation Date $1,925.00 120.00% $1,925.00 100.00% $1,925.00 95.00% $1,925.00 92.50% $1,925.00 50.00% $1,925.00 0.00% $1,925.00 - 10.00% $1,000.00 - 10.01% $1,000.00 - 15.00% $999.90 - 15.01% $450.00 - 70.00% $150.00 - 100.00% Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. B C D A Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. A B C D

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for th e repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed p rio r to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the fin al buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percenta ge. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities offer downside exposure, but no upside exposure, to the underlying. • The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which ma kes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estim ate d value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have economic interests that are adverse to yours. • The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities . • If a material modification event occurs during the term of the securities, the issuer may redeem the securities early for an amo unt that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amoun t that could adversely affect your return upon early redemption. • The U.S. federal tax consequences of an investment in the securities are unclear. • The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may there for e experience a decline that is many multiples of any decline in the Underlying Futures Index. • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying F utu res Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of d ecl ines. • A significant portion of the underlying may be hypothetically uninvested, dampening returns. • The underlying may significantly underperform the S&P 500® Index. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. • The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the level of the underlying. • The manner in which the underlying measures underlying volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends t o be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - loo king implied volatility. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.